EXHIBIT 10.1

Leucadia National Corporation
520 Madison Avenue
New York, New York 10022

January 24, 2015

Dror (Drew) Niv
President and Chief Executive Officer
FXCM Inc.
55 Water Street, FL 50,
New York, NY 10041

FXCM Holdings, LLC
c/o FXCM Inc., its sole managing member
55 Water Street, FL 50,
New York, NY 10041

FXCM Newco, LLC
c/o FXCM Holdings, LLC, its sole member
c/o FXCM Inc., its sole managing member
55 Water Street, FL 50,
New York, NY 10041

Re:           Amended and Restated Letter Agreement

Dear Mr. Niv:

This Amended and Restated Letter Agreement (this “Agreement”) is made by and among FXCM Inc., a Delaware corporation (“Parent”), FXCM Holdings, LLC, a Delaware limited liability company (the “Company”), FXCM Newco, LLC, a Delaware limited liability company (“Newco”), and Leucadia National Corporation, as a holder (“Leucadia” and together with its successors and assigns, the “Holders”). Reference is made to that certain (i) letter agreement, dated as of January 16, 2015, by and among Parent, the Company, Newco and Leucadia (the “Original Letter Agreement”) and (ii) Amended and Restated Credit Agreement, dated as of the date hereof, by and among the Company, Newco, each lender from time to time party thereto and Leucadia National Corporation, as administrative agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Administrative Agent”) (as such agreement is in effect on the date hereof, the “Credit Agreement”). In consideration of the premises and other good and valuable consideration including the extension of credit pursuant to the Credit Agreement, the receipt and sufficiency of which hereby are acknowledged, it is mutually agreed, for the equal proportionate benefit of each of the Holders, as follows:

1. Dispositions, Net Extraordinary Receipts and Securities Issuances.

(a) Following the earlier of (i) January 15, 2017 and (ii) the payment of all outstanding obligations under the Credit Agreement in accordance with the terms of the Credit Agreement (other than unasserted indemnity obligations that expressly survive), in the event of a Disposition, Extraordinary Event or Securities Issuance (each as defined below) by the Company, Newco or any of their respective Subsidiaries, each of the Company and Newco hereby agrees, jointly and severally, to pay, or to cause one or more of their respective Subsidiaries to pay, to the Holders:

(i)
first, an amount equal to the product of the Applicable Percentage (as defined below) and the Net Asset Sale Proceeds, Net Extraordinary Receipts or Net Securities Proceeds (each as defined below), as applicable, with respect to such Disposition, Extraordinary Event or Securities Issuance; provided that the aggregate amount received by Holders pursuant to this paragraph 1(a)(i) and paragraphs 2(a)(i) and 3(a)(i) plus the amount of any Tax Distributions received by Holders pursuant to Section 8 hereof prior to the payment required by this paragraph 1(a)(i) shall not exceed $175 million (the “Maximum First Payment Amount”);

(ii)
second, after the Company and Newco shall have made, or caused to be made, payments pursuant to this Agreement to the Holders in an aggregate amount equal to the Maximum First Payment Amount, an amount equal to the product of the Applicable Percentage and the Net Asset Sale Proceeds, Net Extraordinary Receipts or Net Securities Proceeds, as applicable, with respect to such Disposition, Extraordinary Event or Securities Issuance; provided that the aggregate amount received by Holders pursuant to this paragraph 1(a)(ii) and paragraphs 2(a)(ii) and 3(a)(ii) plus the amount of any Tax Distributions received by Holders pursuant to Section 8 subsequent to the payment of the Maximum First Payment Amount and prior to the payment required by this paragraph 1(a)(ii) shall not exceed the Maximum Second Payment Amount (as defined below); and

(iii)
third, after the Company and Newco shall have made, or caused to be made, payments pursuant to this Agreement to the Holders in an aggregate amount equal to the sum of the Maximum First Payment Amount and the Maximum Second Payment Amount, an amount equal to the product of the Applicable Percentage and the Net Asset Sale Proceeds, Net Extraordinary Receipts or Net Securities Proceeds, as applicable, with respect to such Disposition, Extraordinary Event or Securities Issuance less the amount of any Tax Distributions received by Holders pursuant to Section 8 subsequent to the payment of the Maximum Second Payment Amount and since the last payment to Holders under this Agreement.

(b) Any amount owed to the Holders under Sections 1, 2 or 3 of this Agreement shall be paid in cash to the accounts specified from time to time by such Holders no later than 11:00 a.m. New York City time on the next Business Day following the closing of the applicable Disposition, Extraordinary Event, Securities Issuance, Restricted Payment or Company Sale (each as defined below); provided that, (1) if the aggregate amount required to be paid to the Holders on any date pursuant to this Section 1 with respect to a Disposition is less than $500,000, and so long as none of Parent, the Company or Newco is in default or breach of its obligations hereunder at such time or in default under or breach of any material debt agreement, the Company and Newco may defer any payments required pursuant to this Section 1 until the first date on which the aggregate Net Asset Sale Proceeds from all Dispositions required to be applied pursuant to this Section 1 since the last payment made pursuant to this Section 1 equals or exceeds $500,000 (at which time all theretofore unapplied amounts shall be required to be applied); (2) if the aggregate Net Asset Sale Proceeds received in respect of any Disposition (or series of related Dispositions) permitted does not exceed $100,000, such Net Asset Sale Proceeds received in respect of such Dispositions (or series of related Dispositions) shall be deemed to be $0 for purposes of this Section 1 and (3) for the purposes of calculating “Net Securities Proceeds” with respect to an incurrence of Indebtedness (as defined in the Credit Agreement), the Company, Newco and their respective Subsidiaries may create, incur, assume or suffer to exist Indebtedness in the ordinary course of business so long as the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000 and such amount shall not constitute the incurrence of Indebtedness for this Section 1 unless and to the extent that the aggregate amount of all such Indebtedness at any one time outstanding exceeds $5,000,000.

(c) “Applicable Percentage” means, for purposes of (i) paragraphs 1(a)(i) and 3(a)(i), 50%; (ii) paragraphs 1(a)(ii) and 3(a)(ii), 90%; (iii) paragraphs 1(a)(iii) and 3(a)(iii), 60%, (iv) paragraph 2(a)(i), 100%, (v) paragraph 2(a)(ii), 900% and (vi) paragraph 2(a)(iii), 150%.

(d) “Maximum Second Payment Amount” means an amount equal to 180% of the sum of the aggregate amount of all outstanding principal, premium and interest under the Credit Agreement and outstanding fees in connection therewith as of April 16, 2015; provided that the Maximum Second Payment Amount shall not be less than $450 million or more than $612 million.

(e) The Company and Newco agree not to, and the Company and Newco agree not to permit any of their respective Subsidiaries to, directly or indirectly, consummate any Disposition unless (i) the Company, Newco or such Subsidiary receives consideration at the time of such Disposition at least equal to the fair market value of the property, Equity Interests or Indebtedness (as defined in the Credit Agreement) involved and (ii) all of the consideration therefrom received by the Company, Newco or such Subsidiary is in the form of cash and Cash Equivalents (as defined in the Credit Agreement). The prohibition contained in this paragraph (e) shall not apply to (A) issuances of Equity Interests of Newco to the Company or of a Subsidiary of Newco to Newco or any wholly-owned Subsidiary of Newco, or (B) contributions by the Company to Newco or by Newco or a Subsidiary of Newco to any wholly-owned Subsidiary of Newco.

(f) “Disposition” or “Dispose” means the sale, transfer, license, lease or sub-lease, other disposition (including any sale and leaseback transaction), conveyance of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any exclusive license, exchange of property, sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in one transaction or a series of related transactions.

(g) “Net Asset Sale Proceeds” means, with respect to any Disposition (other than Dispositions of the type described clause (i) or (ii) of the definition of Net Extraordinary Receipts), (i) cash payments (including Cash Equivalents and any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Company or any of its Subsidiaries (and, for the purposes of Section 3, Parent) from such Disposition, net of (A) any actual third party costs and expenses (including reasonable legal fees and expenses) incurred by the Company or any of its Subsidiaries in connection with such Disposition, (B) any Taxes (as defined in the Credit Agreement) or Permitted Tax Distribution (as defined in the Credit Agreement) reasonably estimated to be actually payable in cash by the Company or any of its Subsidiaries within one year of the date of such Disposition in connection with such Disposition (and, in the case of a Disposition by a foreign Subsidiary, any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by the Company or any of its Subsidiaries as of the result of the proceeds of such Disposition being, in the most tax efficient manner (as determined by the Company or Newco in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (x) distributed as a dividend or (y) loaned to the Company or any of its Subsidiaries), in each case, as determined by the Company or Newco and certified as accurate by a Responsible Officer (as defined in the Credit Agreement) of the Company to the Holders in good faith after taking into account any losses of Parent, the Company or any of its Subsidiaries previously incurred and carried forward subject to applicable tax law limitations and (C) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (as defined in the Credit Agreement) (other than the Loans (as defined in the Credit Agreement)) that is (x) secured by a Permitted Lien (as defined in the Credit Agreement) on the stock or assets in question, (y) required to be repaid under the terms thereof or under applicable law as a result of such Disposition and (z) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of the Company or any of its Subsidiaries, less (ii) the amount of any application in accordance with the Credit Agreement with respect to such Disposition.

(h) “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

(i) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority (as defined in the Credit Agreement) or other entity.

(j) “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to the Company or any of its Subsidiaries, “Affiliate” shall also include (a) any members of the board of directors or board of managers (or other equivalent governing body) of the Parent, the Company or any of the Company’s Subsidiaries, (b) any executive or senior officer of the Parent, the Company or any of the Company’s Subsidiaries and (c) any other Affiliates of any of the foregoing. “Control” means the possession, directly or indirectly, of the power (i) with respect to the Parent, the Company, Newco or any of their respective Subsidiaries, to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) with respect to the Parent, the Company, Newco or any of their respective Subsidiaries or any other Person, to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(k) “Net Extraordinary Receipts” means (i) any payments or proceeds received in cash or Cash Equivalents by the Company or any of its Subsidiaries (A) under any insurance policy in respect of a covered loss thereunder (including proceeds of business interruption insurance), but excluding proceeds of or payments under (x) directors’ and officer’s insurance or errors and omissions insurance that are applied to an insured loss or liability and (y) other insurance to the extent not applied or reserved in good faith to be applied by the Company or such Subsidiary to repay a liability owed by the Company or such Subsidiary in respect of which such proceeds were received, (B) as a result of the taking of any assets of the Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, (C) arising from tax refunds or rebates not in the ordinary course of business, (D) arising from indemnity payments not in the ordinary course of business to the extent not utilized in connection with the cause of action for which such indemnity was granted, (E) arising from purchase price adjustments (other than a working capital adjustment) in connection with any purchase agreements and not in the ordinary course of business, and (F) consisting of proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any claim or cause of action in respect of or relating to losses on customer accounts or any other claim or cause of action not in the ordinary course of business, in any such case, to the extent such proceeds are not applied to make payments on any indemnification obligations owed by the Company or any of its Subsidiaries in connection with such cause of action (including any indemnification of Affiliates pursuant to Section 7.08 of the Credit Agreement), in each case net of (a) any actual third party costs and expenses (including reasonable legal fees and expenses) incurred by the Company or any of its Subsidiaries in connection with the foregoing, (b) any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by the Company or any of its Subsidiaries within one year of the date of the receipt of such payments or proceeds in connection therewith (and, in the case of any such receipt by a foreign Subsidiary, any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by the Company or any of its Subsidiaries as of the result of such proceeds being, in the most tax efficient manner (as determined by the Company or Newco in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (x) distributed as a dividend or (y) loaned to the Company or any of its Subsidiaries), in each case, as determined by the Company or Newco and certified as accurate by a Responsible Officer of the Company to the Holders in good faith after taking into account any losses of Parent, the Company or any of its Subsidiaries previously incurred and carried forward subject to applicable tax law limitations, (c) with respect to any proceeds under clause (A) or (B) above, payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (other than the Loans) that is (x) secured by a Permitted Lien on the assets subject to such loss or other Disposition described in such clauses, (y) required to be repaid under the terms thereof or under applicable law as a result of such loss or other Disposition and (z) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of the Company or any of its Subsidiaries, (d) amounts immediately payable and actually paid to a Person that is not an Affiliate of any the Company or any of its Subsidiaries, (e) amounts that are received by the Company or any of its Subsidiaries as reimbursement for any cash payment previously made by the Company or any of its Subsidiaries, less (ii) the amount of any application in accordance with the Credit Agreement with respect to receipt of payments or proceeds in clause (i) above.

(l) “Extraordinary Event” means the receipt of Net Extraordinary Receipts.

(m) “Securities Issuance” means the sale or issuance of Equity Interests (as defined below) of or incurrence of Indebtedness by the Company, Newco or any of their respective Subsidiaries (excluding issuances of Equity Interests of Newco to the Company or of a Subsidiary of Newco to Newco or any wholly-owned Subsidiary of Newco) or a capital contribution made by a holder of Equity Interests of the Company, Newco or their respective Subsidiaries (excluding contributions by the Company to Newco or by Newco or a Subsidiary of Newco to any wholly-owned Subsidiary of Newco).

(n) “Net Securities Proceeds” means (i) the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses but excluding any fees, commissions or discounts paid to any Affiliate of the Company or any of its Subsidiaries) from the (A) issuance of Equity Interests of or incurrence of Indebtedness by the Company or any of its Subsidiaries and (B) capital contributions made by a holder of Equity Interests of the Company (in the case of a foreign Subsidiary, net of any Taxes reasonably estimated to be actually payable in cash by the Company or any of its Subsidiaries as of the result of such proceeds being, in the most tax efficient manner (as determined by the Company in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (x) distributed as a dividend or (y) loaned to the Company or any of its Subsidiaries, in each case, as determined by the Company or Newco and certified as accurate by a Responsible Officer of the Company to the Holders in good faith after taking into account any losses of Parent, the Company or any of its Subsidiaries previously incurred and carried forward subject to applicable tax law limitations), less (ii) the amount of any application in accordance with the Credit Agreement with respect to such Securities Issuance.

(o) “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(p) Concurrently with any payment pursuant under this Agreement, Newco shall deliver to the Holders a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Majority Holders, demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Securities Proceeds or Net Extraordinary Receipts, as the case may be, that gave rise to such payment. In the event that Newco shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Company, Newco or their respective Subsidiaries, as applicable, shall promptly make an additional payment to Holders in an amount equal to the amount of such excess, and Newco shall concurrently therewith deliver to the Holders a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Majority Holders, demonstrating the derivation of the additional amount resulting in such excess.

2. Restricted Payments.

(a) Following the earlier of (i) January 15, 2017 and (ii) the payment of all outstanding obligations under the Credit Agreement in accordance with the terms of the Credit Agreement (other than unasserted indemnity obligations that expressly survive), Newco shall not, nor shall it permit any of its respective Subsidiaries to, directly or indirectly, declare or make any Restricted Payments (as defined below) other than a Permitted Payment (as defined below), or incur any obligation (contingent or otherwise) to do so, unless:

(i)
first, an amount equal to the product of the Applicable Percentage and the fair market value of such Restricted Payment is paid to the Holders prior to or contemporaneously with the making of such Restricted Payment; provided that the aggregate amount received by Holders pursuant to this paragraph 2(a)(i) and paragraphs 1(a)(i) and 3(a)(i) plus the amount of any Tax Distributions received by Holders pursuant to Section 8 shall not exceed the Maximum First Payment Amount;

(ii)
second, after the Company and Newco shall have made, or caused to be made, payments pursuant to this Agreement to the Holders in an aggregate amount equal to the Maximum First Payment Amount, an amount equal to the product of the Applicable Percentage and the fair market value of such Restricted Payment is paid to the Holders prior to or contemporaneously with the making of such Restricted Payment; provided that the aggregate amount received by Holders pursuant to this paragraph 2(a)(ii) and paragraphs 1(a)(ii) and 3(a)(ii) plus the amount of any Tax Distributions received by Holders pursuant to Section 8 shall not exceed the Maximum Second Payment Amount;

(iii)
third, after the Company and Newco shall have made, or caused to be made, payments pursuant to this Agreement to the Holders in an aggregate amount equal to the sum of the Maximum First Payment Amount and the Maximum Second Payment Amount, an amount equal to the product of the

Applicable Percentage and the fair market value of such Restricted Payment is paid to the Holders prior to or contemporaneously with the making of such Restricted Payment less the amount of any Tax Distributions received by Holders pursuant to Section 8 subsequent to the payment of the Maximum Second Payment Amount and since the last payment to Holders under this Agreement.

(b) Any amount owed to the Holders under this Section 2 shall be paid as set forth in paragraph 1(b).

(c) “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Newco or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Newco’s or any of its Subsidiaries’ stockholders, partners or members (or the equivalent Person thereof).

(d) “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees (as defined in the Credit Agreement) Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

(e) “Permitted Payment” means (i) Restricted Payments by Newco and its Subsidiaries to the Company or Parent, the proceeds of which (A) shall not exceed the amount necessary to pay interest payments on Parent’s 2.25% Convertible Senior Notes due 2018 as and when such interest becomes due and payable and (B) shall be used either (x) by the Company to pay interest payments of the Company’s Convertible Mirror Notes (as defined in the Credit Agreement) as and when such interest becomes due and payable (with such amounts then being applied by Parent to pay interest payments on Parent’s 2.25% Convertible Senior Notes due 2018) or (y) by Parent to pay interest payments on Parent’s 2.25% Convertible Senior Notes due 2018 as and when such interest becomes due and payable, in each case so long as the Fixed Charge Coverage Ratio (as defined below) shall be at least 1.35:1.00 at the time of making such Restricted Payment and immediately after giving pro forma effect thereto (the calculation of which shall be certified by the Company or Newco to the Holders in reasonable detail), (ii) any Permitted Convertible Payment (as defined below) other than a distribution pursuant to clause (i) of this paragraph (e), (iii) Restricted Payments by Newco or any of its Subsidiaries to the Company or to Parent, the proceeds of which shall be used by the Company or Parent to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including director’s fees and administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, and attributable or reasonably related to the ownership or operations of Newco and its Subsidiaries, in an aggregate amount not to exceed $20,000,000 in any fiscal year plus (x) any reasonable and customary indemnification claims made by directors or officers of Parent directly attributable to the ownership or operations of the Company and its Subsidiaries, (y) out-of-pocket transaction costs and expenses (including fees and disbursements of legal and financial advisors, but excluding interest charges) directly incurred during such period in connection with the Loan Documents (as defined in the Credit Agreement) and the transactions contemplated thereby and (z) out-of-pocket costs and expenses (including fees and disbursements of legal and financial advisors) incurred during such period in connection with the Swiss Currency Event (as defined in the Credit Agreement) (excluding, for the avoidance of doubt, any awards, fines, penalties, settlements or other charges relating to any investigations, claims, causes of actions, suits or proceedings), (iv) so long as each of the Company and Newco is a pass-through entity for U.S. federal income tax purposes, Restricted Payments by Newco to the Company in an amount not to exceed the Permitted Company Tax Distribution (as defined in the Credit Agreement), the proceeds of which shall be used by the Company to make the Permitted Company Tax Distribution, provided, however, that the Permitted Company Tax Distribution shall be certified as accurate, prior to Newco making such Restricted Payment, by a Responsible Officer of the Company to the Holders in good faith, and (v) any Restricted Payments by a Subsidiary of Newco to Newco or a Subsidiary of Newco and to any other Person (other than the Company) that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; provided, that in the case of clauses (ii) and (iv), the Company and Newco shall pay to the Holders, pursuant to paragraph 2(b) hereof or, if the Company certifies in writing that it does not have sufficient cash or cash equivalents to make such payment, as promptly as practicable thereafter, an amount equal to the product of then applicable Applicable Percentage and the amount of such Permitted Payment; provided, further, that any payments to Holders in respect of clause (iv) shall be reduced by any Tax Distributions paid to Holders pursuant to Section 8 concurrently with such payment pursuant to clause (iv). Any amounts paid to Holders pursuant to the first proviso in the immediately preceding sentence shall be treated as distributed pursuant to the applicable paragraph of Section 2(a).

(f) “Permitted Convertible Payment” means any Restricted Payment by Newco and its Subsidiaries to the Company or Parent made prior to the date the aggregate amount received by Holders pursuant to paragraph 1(a)(i), paragraph 2(a)(i) and 3(a)(i) plus the amount of Tax Distributions to Holders pursuant to Section 8 during such period is less than the Maximum First Payment Amount, so long as such Restricted Payments are used to pay amounts payable under Parent’s 2.25% Convertible Senior Notes due 2018 and so long as the Fixed Charge Coverage Ratio (as defined below) shall be at least 1.35:1.00 at the time of making such Restricted Payment and immediately after giving pro forma effect thereto (the calculation of which shall be certified by the Company or Newco to the Holders in reasonable detail).

(g) “Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA (as defined in the Credit Agreement) for the most recent Test Period (as defined in the Credit Agreement) minus (ii) Consolidated Capital Expenditures (as defined in the Credit Agreement) (except to the extent financed, solely to the extent permitted by this Agreement and the Credit Agreement, with the proceeds of Indebtedness

(other than any revolving loans)) during such Test Period to (b) Fixed Charges (as defined in the Credit Agreement) for such Test Period, in each case, of Newco and its Subsidiaries on a consolidated basis.

3. Option to Cause Company to Sell Assets.

(a) Once during each twelve month period following the third anniversary of the date of this Agreement or, if earlier, at any time following a Change of Control (as defined below), the Majority Holders (as defined below) shall have the right to request, and Parent, the Company and Newco will cause, the Company, Newco and/or any of their respective Subsidiaries or assets to be sold for cash (by merger, stock purchase, sale of all, or substantially all, of the Company’s, Newco’s and/or any of their respective Subsidiaries’ assets or equity interests, or otherwise in a manner that is in accordance with applicable law) (any such transaction and/or combination thereof, a “Company Sale”) at the highest reasonably available price. Parent, the Company and Newco shall cause the Company or Newco, as applicable, and their respective Subsidiaries, as applicable, to proceed with any such Company Sale in a manner that is in accordance with applicable law, unless the highest reasonable available price shall not be acceptable to the Majority Holders. Parent, the Company and Newco shall use their reasonable best efforts to obtain all required consents and approvals to consummate such transaction in accordance with applicable law. Following the earlier of (i) January 15, 2017 and (ii) the payment of all outstanding obligations under the Credit Agreement in accordance with the terms of the Credit Agreement (other than unasserted indemnity obligations that expressly survive), each of Parent, the Company and Newco hereby agrees to pay, or cause to be paid, to the Holders:

(i)
first, an amount equal to the product of the Applicable Percentage and the Net Asset Sale Proceeds from any such Company Sale (treating, for these purposes, such Company Sale as a Disposition); provided that the aggregate amount received by Holders pursuant to this paragraph 3(a)(i) and paragraphs 1(a)(i) and 2(a)(i) plus the amount of any Tax Distributions received by Holders pursuant to Section 8 shall not exceed the Maximum First Payment Amount;

(ii)
second, after the Company and Newco shall have made, or caused to be made, payments pursuant to this Agreement to the Holders in an aggregate amount equal to the Maximum First Payment Amount, an amount equal to the product of the Applicable Percentage and the Net Asset Sale Proceeds from any such Company Sale (treating, for these purposes, such sale as a Disposition); provided that the aggregate amount received by Holders pursuant to this paragraph 3(a)(ii) and paragraphs 1(a)(ii) and 2(a)(ii) plus the amount of any Tax Distributions received by Holders pursuant to Section 8 shall not exceed the Maximum Second Payment Amount; and

(iii)
third, after the Company and Newco shall have made, or caused to be made, payments pursuant to this Agreement to the Holders in an aggregate amount equal to the sum of the Maximum First Payment Amount and the Maximum Second Payment Amount, an amount equal to the product of the Applicable Percentage and the Net Asset Sale Proceeds from any such Company Sale (treating, for these purposes, such sale as a Disposition) less the amount of any Tax Distributions received by Holders pursuant to Section 8 subsequent to the payment of the Maximum Second Payment Amount and since the last payment to Holders under this Agreement.

(b) Any amount owed to the Holders under this Section 3 shall be paid as set forth in paragraph 1(b).

(c) Each of Parent, the Company and Newco hereby jointly and severally covenants and agrees not to take, nor shall it permit any of its respective Subsidiaries to take, any action that would reasonably be expected to impede any Company Sale or the Holders’ rights under this Section 3.

4. Other Remedies.

(a) If a Change of Control occurs with respect to Parent or the Company, at the election of the Majority Holders no later than 30 days following the Majority Holders’ knowledge of such Change of Control, the Company and Newco, jointly and severally, agree to pay to the Holders an amount in cash equal to the fair market value of the Holders’ economic rights under this Agreement as determined in accordance with the Appraisal Procedure (as defined below).

(b) Any amount owed to the Holders under this Section 4 shall be paid in cash to the accounts specified from time to time by such Holders no later than 11:00 a.m. New York City time on the next Business Day following the determination of the final Valuation Amount (as defined below).

(c) “Appraisal Procedure” means the following procedure to determine the fair market value of the Holders’ economic rights under this Agreement for the purposes of paragraph 4(a) (the “Valuation Amount”). The Valuation Amount shall be determined in good faith jointly by Newco and the Majority Holders; provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) days), the Valuation Amount shall be determined by an investment banking or valuation firm of national reputation, which firm shall be reasonably acceptable to Newco and the Majority Holders. If Newco and the Majority Holders are unable to agree upon an acceptable investment banking or valuation firm within ten (10) days after the date either party proposed that one be selected, the investment banking or valuation firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (“AAA”) (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). Within ten (10) days of his or her appointment, the arbitrator shall select the investment banking or valuation firm from a list, jointly prepared by Newco and the Majority Holders, of not more than six investment banking or valuation firms of national reputation in the United States, of which no more than three may be named by Newco and no more than three may be named by the Majority Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking or valuation firm to choose, but the selection by the arbitrator shall be made in his or her sole discretion from the list of six. Newco and the Majority Holders shall submit their respective valuations and other relevant data to the investment banking or valuation firm, and the investment banking or valuation firm shall, within thirty days of its appointment, make its own determination of the Valuation Amount. The determination of the final Valuation Amount by such investment banking or valuation firm shall be final and binding upon the parties. Newco, on the one hand, and the Holders, on the other hand, shall each pay 50% of the fees and expenses of the investment banking or valuation firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking or valuation firm or arbitrator, Newco and the Holders shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by Newco in favor of such investment banking or valuation firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates.

(d) “Change of Control” means an event or series of events by which:

(i)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors (as defined in the Credit Agreement) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(ii)
Parent and the Permitted Investors, collectively, shall cease to beneficially own and Control, directly or indirectly, 90% of the issued and outstanding Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis; or

(iii)	Parent shall cease to Control or cease to be the sole managing member of the Company; or

(iv)	the Company shall cease to be the sole member of Newco; or

(v)
during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of any of Parent, the Company or Newco cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

5. Representations and Warranties.

(a) Each of Parent, the Company and Newco hereby each represents, warrants, acknowledges and agrees, on behalf of themselves and their respective Subsidiaries, as follows:

(i)
there is no agreement, commitment, or other understanding that would preclude or restrict such party from entering into this Agreement and the other agreements contemplated hereby or thereby and/or performing or consummating the transactions contemplated by this Agreement and the other agreements contemplated by this Agreement;

(ii)	this Agreement has been duly executed and delivered by such party;

(iii)
such party has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by such party of this Agreement including the transactions contemplated hereby have been duly, validly authorized; and

(iv)	that this Agreement is the legally valid and binding obligation of such party, enforceable against it in accordance with its terms.

(b) Each of Parent, the Company and Newco hereby represents, warrants, acknowledges and agrees that each representation and warranty set forth in Section 1 of the Credit Agreement is true and correct as of the date hereof.

6. Negative Covenants.

(a) Organizational Document Amendments.  Parent, the Company and Newco hereby jointly and severally covenant and agree with each Holder that it shall not hereafter (i) agree to or otherwise cause any amendment, restatement, supplement or other modification to, or waiver of or consent under, Newco’s Limited Liability Company Agreement, the Company’s Limited Liability Company Agreement or any other the organizational documents (including, to the extent applicable, any shareholders or similar agreement) of the Company or Newco, as the case may be, or (ii) enter into any partnership, joint venture, profit-sharing or royalty agreement or similar arrangement whereby Parent’s or the Company’s income or profits are, or might be, shared with any Person. in any such case, without the prior written consent of the Majority Holders.

(b) Business Activities.  Parent shall not engage in any business or activity, directly or indirectly through any other entities, other than owning equity interests of the

Company and the Company shall not engage in any business or activity other than owning equity interests of Newco, without the prior written consent of the Majority Holders.

(c) Investments.  Parent, the Company and Newco hereby jointly and severally covenant and agree that neither the Company nor any of its Subsidiaries shall, directly or indirectly, make any Investment in Parent or any of Parent’s, the Company’s or Newco’s Affiliates (other than Newco and its Subsidiaries).

(d) Issuance of Equity Interests.

(i)
Each of the Company and Newco hereby agrees that it will not, and will not permit any of their respective Subsidiaries to, issue any Preferred Interests to any Person other than the Company or its wholly owned Subsidiaries. “Preferred Interests” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends or pre-liquidation distributions, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

(ii)
Parent hereby agrees that it will not issue any Equity Interests to any Person without the consent of the Holders, other than (A) issuances of equity awards to employees or directors pursuant to a management equity plan in existence on the date hereof and issued in the ordinary course of business and consistent with past practice and (B) the issuance of Class A Common Stock pursuant to the purchase and sale agreement for the June 18, 2012 acquisition of Lucid Markets Trading Limited upon the achievement of certain profit-based targets, to the extent such Class A Common Stock is not outstanding on the date hereof.

(e) Credit Agreement Covenants.

(i)
Each of the Company and Newco hereby agrees that each of the covenants set forth in Sections 6.01, 6.05 – 6.10, 6.14 and 7.01 – 7.15 of the Credit Agreement are hereby incorporated by reference mutatis mutandis as if fully set forth herein (provided that, unless the context requires otherwise, references to the Administrative Agent or a Lender shall refer to the Majority Holders) and each of the Company and Newco jointly and severally covenants and agrees to such effect with the Holders; provided that:

(1)
in addition to the exceptions provided for in Section 7.01 of the Credit Agreement, the Company, Newco and their respective Subsidiaries shall be permitted to create, incur, assume or suffer to exist Liens securing Indebtedness; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement;

(2)
in addition to the exceptions provided for in Section 7.02 of the Credit Agreement, the Company, Newco and their respective Subsidiaries shall be permitted to make Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement, including paragraph (c) above;

(3)
in addition to the exceptions provided for in Section 7.03 of the Credit Agreement, the Company, Newco and their respective Subsidiaries shall be permitted to create, incur, assume or suffer to exist any Indebtedness; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement; and

(4)
in addition to the exceptions provided for in Section 7.04 of the Credit Agreement, the Company, Newco and their respective Subsidiaries shall be permitted to consummate any transaction that results in a Change of Control if the Company, Newco and their respective Subsidiaries comply with all their obligations under Section 4 with respect to such transaction, but otherwise subject to all other covenants incorporated by reference herein and the other terms and conditions of this Agreement.

(ii)	For the avoidance of doubt, each covenant incorporated by reference herein pursuant to paragraph (e)(i) above, shall be deemed to expressly permit any payments made in accordance with this Agreement.

7. Publicity.  No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby, without prior notice and, if practicable, consultation with the other parties as to the timing and contents of any such announcement or communications, it being understood that each party shall remain exclusively responsible for their own public announcements or other communications notwithstanding the requirement to consult with the other parties hereto.

8. Tax Agreement.  The parties agree for all tax purposes to treat the rights provided in this Agreement as a partnership interest in Newco issued in exchange for a cash contribution to Newco of the amount allocable to this Agreement and to treat each Holder as a partner in Newco and the parties agree not to take any position that is inconsistent with the foregoing. In addition, Newco shall make tax distributions to each Holder calculated and distributed in a manner and at times consistent with Section 4.4 of the Company’s Limited Liability Agreement (as in effect on the date hereof) with respect to any taxable income allocable to such Holder

(“Tax Distributions”); provided that the calculation of Tax Distributions shall take into account any losses of the Holders with respect to Newco previously incurred and carried forward subject to applicable tax law limitations. Notwithstanding anything herein to the contrary, the parties agree that payments required under the Tax Receivable Agreement (as defined in the Credit Agreement) and any Restricted Payment by Newco or any of its Subsidiaries in respect of, or the proceeds of which are used to make, payments required under the Tax Receivable Agreement, except to the extent such payments constitute a Permitted Company Tax Distribution (as defined in the Credit Agreement), shall not (a) constitute expenses referred to in clause (iii) of paragraph (e) of Section 2, (b) for the avoidance of doubt, be treated as a Permitted Payment under clause (iv) of paragraph (e) of Section 2, or (c) be taken into account for purposes of the netting of Taxes, Permitted Tax Distributions and/or any other tax distributions in the definitions of Net Asset Sale Proceeds, Net Extraordinary Receipts, Net Securities Proceeds or for purposes of any other provision of this Agreement. For the avoidance of doubt, if (A) the Company, Newco or any of their respective Subsidiaries makes any payment required under the Tax Receivable Agreement or any payment in respect of, or the proceeds of which are used to make, payments required under the Tax Receivable Agreement and (B) such payment does not constitute a Permitted Company Tax Distribution, such payment shall be deemed a Restricted Payment made by Newco and Newco shall pay to the Holders an amount equal to the product of then applicable Applicable Percentage and the amount of such payment. Any amounts paid to Holders pursuant to the immediately preceding sentence shall be treated as distributed pursuant to the applicable paragraph of Section 2(a).

9. Treatment of the Payment.  The $300 million of cash proceeds received from the initial Holder on January 16, 2015 shall be treated as a loan to Newco of $290 million and a contribution to Newco of $10 million in exchange for the rights set forth in this Agreement, which shall be treated as a partnership interest in Newco. The parties agree and acknowledge that the Company contributed its assets to Newco (subject to the outstanding debt with respect to the credit agreement, entered into as of December 19, 2011, among the Company, each lender from time to time party thereto, and Bank of America, N.A., as the administrative agent) (the “Revolver”), and the Newco used a portion of the $290 million loan to pay and discharge the Revolver.

10. Governing Law; Arbitration; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York and each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan, NY and any appellate court thereof in any action or proceeding arising out of or relating to this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN.

(b) Except as otherwise expressly provided in this Agreement, any dispute regarding computation of amounts owing to the Holders pursuant to this Agreement (“Calculation Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be New York, New York. This agreement to arbitrate shall not apply to any other disputes regarding the interpretation, breach, termination or validity hereof.

(c) There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney, in each case with no less than fifteen years of experience with corporate and finance matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the State of New York.

(d) The award shall be in writing and shall briefly state the findings of the arbitrator. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any Calculation Dispute. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(e) All Calculation Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(f) The determination as to whether matters are or are not within or without the scope of the arbitrator's powers pursuant to this Section 10 shall be determined by the arbitrator and such determination shall be final and binding upon the parties.

(g) This Section 10 survives termination of this Agreement.

11. Assignment. Any Holder may sell, assign, pledge, convey or transfer (a “Transfer”) to any other person all or any portion of its rights under this Agreement without the consent of Parent, the Company or Newco; provided that (i) a Holder (and any assignees) shall not be permitted to effect any such Transfer if such Transfer would cause the Company to be taxable as a corporation for U.S. federal income tax purposes (and any attempt to effect such Transfer shall be null and void), (ii) notwithstanding clause (i) of this Section 11, Holders shall be permitted to Transfer their rights under this Agreement so long as the aggregate number of Holders with respect to the interest originally held by Leucadia National Corporation are not held by more than ninety-eight (98) partners, within the meaning of section 7704 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and (iii) notwithstanding clause (i) of this Section 11, a Transfer shall permitted and recognized (and shall not be null and void) if a Holder notifies in writing Parent, the Company or Newco of such Transfer and neither Parent, the Company nor Newco object to such Transfer within ten (10) business days. Newco shall establish and maintain a register reflecting the name and address of each Holder and each subsequent assignee. Under no circumstances shall Parent, the Company or Newco be permitted to assign this Agreement or any of its rights or obligations under this Agreement and any purported assignment by Parent, the Company or Newco in violation of this sentence shall be null and void. Newco shall establish and maintain a register reflecting the name and address of each Holder and each subsequent assignee. Under no circumstances shall Parent, the Company or Newco be permitted to assign this Agreement or any of its rights or obligations under this Agreement, and any purported assignment by Parent, the Company or Newco in violation of this sentence shall be null and void.

12. Amendment; Waiver.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, in any such case, only in a writing signed by Parent, the Company, Newco and the Majority Holders. All actions, amendments, modifications, alterations, terminations, consents, waivers and directions to be taken by, granted by or agreed to by a Holder or the Holders hereunder shall be taken by Holders representing, at such time, at least a majority of the economic interests under this Agreement (the “Majority Holders”).

13. Parties.  This Agreement shall be binding upon, and inure to the benefit of, the successors of Parent, the Company, Newco and each Holder and, the assigns of each Holder.

14. Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile or other electronic (e.g., PDF) transmission, and any such executed facsimile or other electronic copy shall be treated as an original.

15. Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, (a) all other provisions of this Agreement shall not be affected and shall remain in full force and effect and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

16. Credit Agreement.  This Agreement shall continue in effect, and the obligations to make the various payments and perform other covenants pursuant to the terms of this Agreement shall continue, whether or not the obligations under the Credit Agreement are satisfied and paid in full and whether or not the Credit Agreement is terminated, refinanced or replaced. Any agreement by any Holder to any amendment, supplement, waiver, consent or other modification to the Credit Agreement or any other Loan Document in such Holder’s capacity as the Administrative Agent or a Lender (as defined in the Credit Agreement) shall not, unless otherwise expressly agreed to in writing by such Holder, constitute (a) an amendment, supplement, waiver, consent or other modification of this Agreement or (b) an agreement by such Holder that the references herein to the Credit Agreement shall give effect to such amendment, supplement, waiver, consent or other modification.

17. Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, whether oral or written, among the parties hereto relating to the subject matter hereof, including the Original Letter Agreement.

18. Calculation of Payments.  The calculation of any amount due and payable to any Holder pursuant to this Agreement shall be based solely on such Holder’s rights and interests in its capacity as a Holder hereunder and without regard to any amounts received or receivable by such Holder in any other capacity.

19. Termination.  This Agreement shall automatically terminate upon the earlier to occur of (a) the consummation of a sale pursuant to Section 3 of all of the Equity Interests in or assets of the Company or Newco (whether by merger, stock purchase, sale of all of the Company’s, Newco’s and/or any of their respective Subsidiaries’ assets or Equity Interests), provided that Parent, the Company and Newco have complied with all of their respective obligations under this Agreement, including with respect to any payments due upon consummation of such transaction or (b) following a Change of Control, the date on which the Company and Newco have complied with all of their respective obligations under Section 4 and paid all other amounts owing to Holders under this Agreement.

20. Costs and Expenses.  Each of the Company and Newco agrees to pay (i) all reasonable out-of-pocket expenses incurred by the initial Holder and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the initial Holder), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Holder (including the fees, charges and disbursements of any counsel for any Holder), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 20. This Section 20 survives termination of this Agreement.

Very truly yours,

LEUCADIA NATIONAL CORPORATION

By:	/s/ Michael J. Sharp
	Name:	Michael J. Sharp
	Title:	EVP & GC

AGREED AND ACCEPTED:

FXCM INC.

By:	/s/ Dror Niv
	Name:	Dror Niv
	Title:	Chief Executive Officer

FXCM HOLDINGS, LLC

By: FXCM INC., its Managing Member

By:	/s/ Dror Niv
	Name:	Dror Niv
	Title:	Chief Executive Officer

FXCM NEWCO, LLC

By: FXCM Holdings LLC, its sole member By: FXCM INC., its sole managing member

By:	/s/ Dror Niv
	Name:	Dror Niv
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Letter Agreement]